Exhibit 10.1

Execution Copy

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is made as of July 24, 2009, by and between NeoGenomics, Inc., a Nevada corporation (the “Company”), and Abbott Laboratories, an Illinois corporation (“Abbott”).

WITNESSETH

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Abbott, and Abbott desires to purchase from the Company, 3,500,000 shares (the “Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Abbott agree as follows:

Section 1.               Definitions

In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1:

 “Commission” means the Securities and Exchange Commission.

“Common Stock” shall have the meaning set forth in the Recital hereto.

 “Disclosure Schedules” means the disclosure schedules of the Company delivered concurrently herewith.

“Environmental Laws” shall have the meaning set forth in Section 4.11 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Indemnified Liabilities” shall have the meaning set forth in Section 7 of this Agreement.

“Indemnitees” shall have the meaning set forth in Section 7 of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Registration Rights Agreement” means the Registration Rights Agreement of even date herewith between the Company and Abbott.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 4.6 hereto.

“Securities Act” means the Securities Act of 1933, as amended.

 “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company owns, directly or indirectly, 50% or more of the stock or other equity interests.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

Section 2.                Sale and Purchase of Stock

Subject to the terms and conditions of this Agreement, Abbott agrees to purchase and the Company agrees to sell and issue to Abbott the Shares for an aggregate purchase price of $4,767,000 (the “Purchase Price”).

Section 3.                Closing

3.1.           Closing.  The purchase, sale and issuance of the Shares shall take place at a closing (the “Closing”) to be held at the offices of K&L Gates, LLP, 200 S. Biscayne Blvd., Suite 3900, Miami, Florida, 33131 at 10:00 a.m., Eastern time, on the date hereof, or at such other place, time and/or date as may be jointly designated by the Company and Abbott (the “Closing Date”).

3.2.           Deliveries.

The Purchase Price for the Shares shall be paid by Abbott to the Company at the Closing by wire transfer of immediately available funds to an account or accounts to be designated by the Company.  Within three (3) business days following the Closing, the Company will deliver to Abbott a certificate registered in Abbott’s name representing the Shares.

Section 4.               Representations and Warranties of the Company

Except as set forth under the corresponding section of the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof, the Company hereby makes the representations and warranties set forth below to Abbott:

4.1.           Organization and Qualification.  The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.   Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document or the authority or ability of the Company to perform its obligations under any Transaction Document, or (ii) a material adverse effect on the operations, results of operations, assets, business, properties or financial condition of the Company and its Subsidiaries, taken as a whole (any of (i) or (ii), a “Material Adverse Effect”).  The Company has no Subsidiaries other than as set forth on Schedule 4.1 of the Disclosure Schedule.

4.2.           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company.  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3.           Capitalization.  As of July 16, 2009, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which 33,077,424 shares were issued and outstanding and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value, of which no shares were issued and outstanding.  All such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as disclosed on Schedule 4.3 of the Disclosure Schedule, (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except the Registration Rights Agreement, the Registration Rights Agreement dated November 5, 2008 between the Company and Fusion Capital Fund II, LLC, the Amended and Restated Registration Rights Agreement dated March 23, 2005 among the Company, Aspen Select Healthcare, LP, John Elliot, Steven Jones, Larry Kunert and Michael T. Dent, M.D., and the Registration Rights Agreement dated March 30, 2006 among the Company, Aspen Select Healthcare, LP and Steven C. Jones), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement.  The Company has furnished or otherwise made available to Abbott true and correct copies of the Company's articles of incorporation, as amended and as in effect on the date hereof, and the Company's by-laws, as amended and as in effect on the date hereof, and copies of any documents containing the material rights of the holders of securities convertible into or exercisable for Common Stock (or forms of such documents).  Upon issuance and payment therefor in accordance with the terms and conditions of this Agreement, the Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

4.4.           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any material provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject, or by which any property or asset of the Company or a Subsidiary is bound or affected, except in the case of clause (ii) or (iii), such as could not reasonably be expected to result in a Material Adverse Effect.

4.5.           Brokers’ Fees.  The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.6.           SEC Reports.  The Company has made available to Abbott, including through the SEC EDGAR system, complete and accurate copies of each report and registration statement filed by the Company with the SEC between January 1, 2007 and the date of this Agreement (the “SEC Reports”).  At the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) each of the SEC Reports complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as applicable.

4.7.           No Material Changes.  Since June 30, 2009, except as specifically disclosed in the SEC Reports, there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, except as has been reasonably cured by the Company.

4.8.           Litigation.  Except as disclosed on Schedule 4.8 of the Disclosure Schedule, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) could reasonably be expected to result in a Material Adverse Effect.

4.9           Tax Status.  The Company and each of its Subsidiaries has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

4.10.         Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other similar rights necessary to conduct their respective businesses as now conducted.  None of the Company's material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or, by the terms and conditions thereof, will expire or terminate within two (2) years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of any material trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 4.10 of the Disclosure Schedule or in the SEC Reports, there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other similar rights, which could reasonably be expected to have a Material Adverse Effect.

4.11.         Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12.         Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 4.12 of the Disclosure Schedule or liens on equipment securing purchase money-indebtedness of the Company or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

4.13.         Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries, taken as a whole.

4.14.         Regulatory Permits. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

4.15          Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.16.         Transactions With Affiliates. Except as set forth on Schedule 4.16 of the Disclosure Schedule and other than the grant or exercise of stock options disclosed on Schedule 4.3 of the Disclosure Schedule, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has an interest or is an officer, director, trustee or partner.

4.17.         Compliance with Laws. The Company and each Subsidiary are in compliance with all laws applicable to their respective businesses, operations or assets except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary is in default under or violation of any applicable law, and neither has received any notice of or been charged with the violation of any laws, which default or violation could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Company, neither the Company nor any Subsidiary is under investigation with respect to the violation of any laws, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.                Representations and Warranties of Abbott

Abbott hereby represents and warrants to the Company as follows:

5.1.           Authorization; Enforcement.  Abbott has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder.  The execution and delivery of each of the Transaction Documents by Abbott and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Abbott.  Each Transaction Document has been (or upon delivery will have been) duly executed by Abbott and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Abbott enforceable against Abbott in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

5.2.           No Registration.  Abbott understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Abbott's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Abbott set forth herein in order to determine the availability of such exemptions and the eligibility of Abbott to acquire the Shares.

5.3.           Investment Intent.  Abbott is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Abbott has no present intention of selling, granting any participation in, or otherwise distributing the same.  Abbott further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares.

5.4.           Investment Experience.  Abbott has sufficient experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that Abbott can protect its own interests.  Abbott has such knowledge and experience in financial and business matters so that Abbott is capable of evaluating the merits and risks of its investment in the Company.

5.5.           Speculative Nature of Investment.  Abbott can bear the economic risk of its investment and is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its investment.  Abbott acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6.           Access to Data.  Abbott has had an opportunity to review the SEC Reports and to ask questions of, and receive answers from, the officers of the Company concerning the Company’s business, management and financial affairs, which questions were answered to its satisfaction.  Abbott believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares.  Abbott acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by the Transaction Documents.

5.7.           Accredited Investor.  Abbott is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.

5.8.           No Governmental Review.  Abbott understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

5.9.           Brokers’ Fees.  Abbott has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.10.         Tax Advisors.  Abbott has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Transaction Documents.  With respect to such matters, Abbott relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.  Abbott understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Transaction Documents.

5.11.         No Prior Short Selling.  At no time prior to the date of this Agreement has any of Abbott, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) "short sale" (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

5.12.         Legend.  Abbott understands and agrees that the certificates evidencing the Shares or any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE DUE TO A LOCK-UP PERIOD UNTIL JANUARY 20, 2010.

Section 6.                Lock-Up

Abbott hereby agrees that Abbott shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any of the Shares on the Closing Date or during the one hundred eighty (180) day period following the Closing Date.  The Company may impose stop-transfer instructions and may stamp each certificate evidencing any of the Shares with the second legend set forth in Section 5.12 hereof until the end of such one hundred eighty (180) day period.

Section 7.                Indemnification

In consideration of Abbott’s execution and delivery of the Transaction Documents and acquiring the Shares hereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless Abbott and all of its affiliates, shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, other than with respect to Indemnified Liabilities which directly and primarily result from the gross negligence or willful misconduct of the Indemnitee. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

Section 8.               Miscellaneous.

8.1.           Assignment.  This Agreement shall inure to the benefit of and be binding upon and enforceable by the parties and their successors and permitted assigns. However, neither party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party.

8.2.           Severability.  If any part of this Agreement is declared invalid or unenforceable by any court of competent jurisdiction, such declaration shall not affect the remainder of the Agreement and the invalidated provision shall be revised in a manner that will render such provision valid while preserving the parties’ original intent to the maximum extent possible.

8.3.           Entire Agreement.  This Agreement and the Registration Rights Agreement constitute the entire agreement between the parties relating to the subject matter hereof and all previous agreements or arrangements between the parties, written or oral, relating to the subject matter hereof are superseded.

8.4.           No Amendment.  No amendment, alteration or modification of any of the provisions of this Agreement will be binding unless made in writing and signed by each of the parties hereto.

8.5.           Compliance with Laws.  In performing this Agreement, each party shall comply with all applicable laws, rules and regulations and shall not be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such law, rule or regulation.

8.6.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

8.7.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of laws principles.

8.8.           Notices.  All notices required or permitted under this Agreement must be in writing and sent to the address or facsimile number identified below. Notices must be given: (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid reputable overnight delivery service. Notices will be effective upon receipt. Either party may change its notice address by providing the other party written notice of such change. Notices shall be delivered as follows:

If to Abbott:                        Abbott Molecular Inc.
Attention: Senior Director, Business Development & Licensing
1300 East Touhy Avenue
Des Plaines, Illinois 60018-3315
Fax: (224) 361-7054

with a copy to:                    Abbott Laboratories
Attention: VP, Associate Gen. Counsel, Corporate Transactions
100 Abbott Park Road
Dept. 322, Bldg. AP6A-2
Abbott Park, Illinois 60064-6049
Fax: (847) 938-1206

If to the Company:             NeoGenomics, Inc.
Attention: Robert Gasparini, President
12707 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913
Fax: (239) 768-0711

copy to:                               K&L Gates LLP
Attention: Clayton E. Parker, Esq.
200 South Biscayne Boulevard, Suite 3900
Miami, Florida 33131-2399
Fax: (305) 358-7095

8.9.           Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party which shall have incurred the same, and the other party shall have no liability thereto.

8.10.         Headings.  The titles of the Articles and Sections contained in this Agreement are for convenience only and shall not be considered in construing this Agreement.

8.11.         Parties in Interest.  Nothing in this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

8.12.         Waiver.  No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

8.13.         Survival.  The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby for one (1) year from the Closing Date.

8.14.         Interpretation of Agreement.

(a)           Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

(b)           Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(d)           References herein to “Sections” are intended to refer to Sections of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Abbott Laboratories		NeoGenomics, Inc.

By:	/s/Thomas C. Freyman	By:	/s/Douglas VanOort
Name: Thomas C. Freyman		Name: Douglas VanOort
Title: Executive Vice President, Finance		Title: Chairman and Chief Executive Officer
and Chief Financial Officer